Exhibit 10.4

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“Agreement”) is entered into as of July 7, 2020 by and between Mark C. Skolos (the “Executive”) and Hi-Crush Services LLC, a Delaware limited liability company, and its affiliated companies, corporations, partnerships, business associations, parents, and subsidiaries (collectively, “Hi-Crush” or the “Company”).

WHEREAS, the Company now desires to recognize contributions and incentivize the Executive to continue in the employ of the Company; and

WHEREAS, in consideration of the Retention Bonus (as defined below), the Executive agrees to forego eligibility for an annual bonus for 2020 and forfeit any outstanding awards under the Hi-Crush Inc. Long Term Incentive Plan.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Retention Bonus.

(a) The Company will advance and pre-pay to the Executive the full amount of the cash retention payment (the “Retention Bonus”) (less required and elected withholdings) on July 10, 2020, subject to the Executive’s agreement to repay the Retention Bonus to the Company in full if it is not earned in full on the terms and conditions set forth below.

(b) The Retention Bonus shall be in an amount equal to $552,750. The Executive will earn the Retention Bonus provided he remains employed with the Company through the earlier of (i) June 30, 2021 or (ii) the effective date of the Company’s emergence from bankruptcy (the “Vesting Date”).

(c) Notwithstanding the foregoing, if the Executive is terminated without Cause (as defined below), or due to death or Disability (as defined below) or resigns for Good Reason (as defined below) prior to the Vesting Date and the Executive signs and does not revoke the Company’s standard general release of claims (substantially in the form attached hereto as Exhibit A) within forty-five (45) days of the Executive’s termination, the Executive will earn one hundred percent (100%) of the Retention Bonus. If the Executive does not sign or the Executive revokes the release then the Executive will be required to repay the Retention Bonus as provided below. For the avoidance of doubt, if the Executive is terminated for Cause or resigns without Good Reason prior to the Vesting Date, the Executive will be required to repay the Retention Bonus to the Company.

(d) If the Executive is required to repay the Retention Bonus, then the Executive agrees to pay promptly to the Company, but in no event more than thirty (30) days following the Executive’s termination of employment, one hundred percent (100%) of the gross amount of the Retention Bonus. Upon the Executive’s termination of employment, the Company may offset and reduce any other compensation owed to the Executive, such as unpaid or future wages and unreimbursed business expenses by the amount of the Retention Bonus the Executive is required to repay to the Company. The Company reserves all other rights and remedies available to recoup the full amount of the Retention Bonus advanced under this Agreement, including the right to file a legal claim in court.

2. Certain Definitions.

(a) For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.

(b) For purposes of this Agreement, “Disability” shall exist if the Board of Directors of the Company determines in good faith that the Executive is unable to perform the essential functions of the Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law) from the date hereof through the Vesting Date.

(c) For purposes of this Agreement, “Employment Agreement” means that certain Employment Agreement by and between the Company and the Executive, effective as of September 19, 2019, as in effect on the date hereof.

(d) For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Employment Agreement.

3. Taxes. The Company shall withhold from all payments to be paid to the Executive pursuant to this Agreement all taxes that, by applicable federal, state, local or other law of any applicable jurisdiction, the Company is required to so withhold. The Executive acknowledges and agrees that the Company has not provided any tax advice to the Executive in connection with this Agreement and that the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and any payments that may be made to the Executive pursuant to this Agreement or any repayments to the Company required by this Agreement.

4. Confidentiality. The Executive and the Company agree that they will not disclose, or cause to be disclosed, the terms of this Agreement, or the fact that this Agreement exists, except to their respective attorneys and/or tax advisors or to the extent otherwise required by law.

5. No Employment Obligation. Nothing herein contained shall confer on the Executive any right with respect to the continuation of employment or interfere with the right of the Company or any affiliate of the Company to terminate such employment.

6. Separation Payments. The Executive acknowledges and agrees that any severance or separation payments or benefits he might be entitled to under the Employment Agreement or otherwise with respect to a termination of Executive’s employment prior to the effective date of the Company’s emergence from bankruptcy shall be reduced by the Retention Payment.

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7. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas without giving effect to a choice or conflict of law provision or rule of such state.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the parties, whether expressed or implied.

If the Executive agrees to the terms of this Agreement, the Executive must sign and return a copy of this Agreement to the Company by noon Central time on July 7, 2020.

[Signature Page Follows.]

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IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first written above.

COMPANY:	EXECUTIVE:

Hi-Crush Services, LLC,	Mark C. Skolos
a Delaware limited liability corporation

By:	/s/ Robert E. Rasmus	By:	/s/ Mark C. Skolos
Name:	Robert E. Rasmus	Name:	Mark C. Skolos
Title:	CEO

[Signature Page to Executive Retention Agreement]

Exhibit A

Form of Release

(see attached)

Exhibit A

FORM OF GENERAL RELEASE OF LIABILITY

Introduction and General Information to Employee. Signing this release is one condition to receiving certain benefits offered by Hi-Crush Services LLC (together with its affiliates, the “Company”) that are in addition to anything of value to which you already are entitled. You should thoroughly review and understand the effect of the release before signing it. To the extent you have any claims covered by this release, you will be waiving potentially valuable rights by signing. You also are advised to discuss this release with your attorney. You may take up to 211 days to consider whether or not to sign this release.

1.

General Release. In exchange for retaining a retention payment of $X (the “Retention Bonus”), I, NAME, completely RELEASE AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, members, agents, attorneys, representatives, shareholders or employees (collectively, the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company through the date of this release.

2.

Extent of Release. This release includes all claims, whether known or unknown, which I may have that relate in any way either to the time of my employment or my termination of employment, through the date I sign this release, except the claims mentioned in paragraph 3 (Exceptions to Release). Some of the types of claims, which I am releasing, although there also may be others not specifically listed here, are all claims under local, state or federal law that relate to:

(a)	Discrimination on the basis of sex, race, color, national origin, religion, disability, sexual orientation or veteran status;

(b)

Wrongful Discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including, but not limited to, (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

(c)

Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act; 29 U.S.C. section 626(f) (the “OWBPA”) and any applicable state or local law prohibiting age discrimination; and

(d)

Civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, breach of contract, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress.

3.	Exceptions to Release. The only claims that this release does not include, are claims related to:

(a)	The consideration offered for this release;

(b)	Any claims that controlling law clearly states may not be released by settlement; and

[1]	To be 45 days (and subject to other modifications) if the termination is a “group termination”.

(c)	Any claims that may arise after the date this release is signed; and

(d)

Any claim or right relating to indemnification, exculpation, duty to defend or hold harmless provisions owed to me by the Company by virtue of any employment agreement, organizational document of the Company, policy of the Company or through any other source. By executing this Release, I in no way waive or give up any rights I may have and relating to the foregoing obligations of the Company,

4.

21-Day Consideration Period. I understand that I have twenty-one (21) days to consider this release and consult an attorney if I wish to do so. However, I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date I signed this release below. I have not been asked by the Company to shorten the time period for consideration of whether to sign this release. The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the 21-day period nor has the Company provided different terms to me because I have decided to sign the release prior to the expiration of the 21-day consideration period.

5.

Revocation Period. I understand that I have a seven-day period after signing this release in which to revoke or rescind my release, by informing the Company’s Vice President, Human Resources, in writing of my decision to revoke or rescind, and that this release will not be effective or enforceable until the end of the seven-day period. The lapse of the repayment obligation associated with the Retention Bonus in exchange for this release will not occur until the eighth day after I sign this release.

6.

Return of Property. I understand and agree to return all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company. I further agree not to retain any copies of any such property in my possession or under my control.

7.

Non-disparagement. I agree not to disparage or in any way criticize the Company and/or its officers, managers, supervisors, employees, investors, agents, advisors, products, services or technology. However, I understand that nothing contained in this Paragraph is intended to prevent me from testifying truthfully in any legal proceeding.

8.

Confidentiality. I agree to maintain the confidentiality of this release and will not disclose in any fashion this release, the amount of the benefits I receive, and/or the substance or content of discussions involved in this release to any person other than my attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or otherwise as required by law. Notwithstanding anything to the contrary contained herein, nothing in this release prohibits me from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this release: (a) I shall not be in breach of this release, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

9.

Binding Agreement. I understand that following the seven-day revocation period, this release will be final and binding. I promise that I will not pursue any claim that I have settled by this release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims other than claims under the OWBPA and the ADEA. I understand, also, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the consideration I received for signing this release, whichever is less. I also recognize that the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

10.

Protected Rights. Notwithstanding the other provisions of this release, I understand that nothing contained in this release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission (or similar state or local agency) or any other federal, state or local governmental agency or commission. I further understand that this release does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice), including providing documents or other information, without notice to the Company. To the extent a charge or complaint is filed by me or on my behalf, I waive all rights to receive any monetary recovery from the Company as a result of such action. However, this release does not limit my right to receive an award for information provided to any government agencies.

11.

General Provisions. The validity of this release shall be construed under Texas law. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS RELEASE OR MY EMPLOYMENT WITH THE COMPANY, I IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT WITHIN TRAVIS COUNTY, TEXAS. This release constitutes the complete and total agreement between the Company and me. I represent that I am not relying on any other agreements or oral representations not fully expressed in this agreement. I agree that this release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me. The headings in this release are for reference only, and shall not in any way affect the meaning or interpretation of this release. I further agree that this release may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this release or as a complete defense to any lawsuit. Other than this exception, I agree that this release will not be introduced as evidence in any legal or administrative proceeding or in any lawsuit. I agree that should any part of this release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this release.

I sign this release voluntarily and knowingly in exchange for the consideration described above and I am not relying on any statement or promise other than as contained in this release. I agree that I have been and am advised in writing to consult with an attorney prior to signing this release.

Date:

Signature:

Employee NAME